Exhibit a.24

THORNBURG INVESTMENT TRUST

TWENTY-FIFTH AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS TWENTY-FIFTH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, David D. Chase, Sally Corning, Susan H. Dubin, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. Section 3.1 permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendments to the Agreement and Declaration of Trust.

Creation of New Series

The Trustees establish two new series of shares designated “Thornburg Low Duration Municipal Fund” and “Thornburg Low Duration Bond Fund,” respectively, effective September 16, 2013. Each new series will have the relative rights and preferences described in Section 3.2 of the Agreement and Declaration of Trust.

The Trustees further establish and designate eleven classes of shares of each of Thornburg Low Duration Municipal Fund and Thornburg Low Duration Bond Fund, each having an unlimited number of shares: the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class I Shares, the Class R1 Shares, the Class R2 Shares, the Class R3 Shares, the Class R4 Shares, the Class R5 Shares, and the Class R6 shares, respectively. Additional classes of shares of either Fund may be established and designated by the Trustees from time to time by supplement to this Amendment and Supplement.

Shares of each Class so created will represent interests in the same assets of the Fund, and will be identical in all respects except as described below:

(a) fees will be charged to each Class under the Class’s Rule 12b-1 distribution plans, if any, to the extent that expenses are allocable to that Class;

(b) a service fee will be charged to each Class as the Trustees may determine by resolution, based on a percentage of the average daily net asset value of that Class, which fee shall be primarily intended to reimburse the adviser for expenditures to obtain shareholder services; and a distribution fee may be charged to each of Class B Shares, Class C Shares, Class D Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, Class R4 Shares, Class R5 Shares and Class R6 Shares under separate distribution plans;

(c) a higher transfer agency fee may be charged to Class B Shares, Class C Shares and Class D Shares, and a different transfer agency fee may be charged to each other Class of Shares, than is imposed on Class A Shares;

(d) shareholders of each Class will have exclusive voting rights with respect to any Rule 12b-1 plans applicable to that Class of shares;

(e) Class B Shares, Class C Shares, Class D Shares and Class I Shares may have conversion features into Class A Shares, and Class R1 Shares, Class R2 Shares, Class R3 Shares, Class R4 Shares, Class R5 Shares, and Class R6 Shares may have conversion features, and the terms and periods for conversion for each Class may differ, as the Trustees may from time to time specify by resolution;

(f) to the extent identifiable as being attributable to a specific Class, the following expenses may be allocated to the Class: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders; (ii) blue sky fees and costs attributable to registration, qualification or exemption of the Class’s shares; (iii) federal registration fees; (iv) administrative expense required to support the shareholders of a specific Class; and (v) litigation or other legal expenses relating solely to one Class of shares;

(g) consistent with the foregoing, fees and expenses chargeable to a Class, and conversion and reinvestment rights of shares of the Class, shall be from time to time established by resolution of the Trustees; and

(h) fees and expenses of a Class shall first be charged against the pro rata portion of the income of the Fund allocable to shares of that Class, and, to the extent necessary, fees and expenses will be charged to that portion of the net assets of the Fund allocable to that Class.

Other than as specified above, the various Classes of the Fund shall have the rights and preferences as described in Article III of the Agreement and Declaration of Trust.

The Trustees effect these amendments as of September 16, 2013, and direct the Trust’s president to file this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg
Garrett Thornburg

/s/ David A. Ater
David A. Ater

/s/ David D. Chase
David D. Chase

/s/ Sally Corning
Sally Corning

/s/ Susan H. Dubin
Susan H. Dubin

/s/ Brian J. McMahon
Brian J. McMahon

/s/ Owen D. Van Essen
Owen D. Van Essen

/s/ James W. Weyhrauch
James W. Weyhrauch

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